News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Reports Second Quarter 2017 Results
Significant Restructuring Actions to be Taken, Including Wind-down of Beauticontrol

•	Second quarter sales up 1% versus last year in dollars and 2% in local currency+.

•	GAAP loss per diluted share $0.34 versus $1.03 in earnings in prior year. The 2017 result includes $1.22 in impairment charges for purchase accounting goodwill and $0.46 for restructuring actions.

•
Adjusted*, diluted E.P.S. $1.21, up 4% in dollars and 3% in local currency, was at the high-end of guidance range in local currency. There was a 1-cent negative impact from weaker exchange rates versus April guidance.

Orlando, Fla., July 26, 2017 - (NYSE: TUP) Tupperware Brands Corporation today announced second quarter 2017 operating results.

Rick Goings, Chairman and CEO, commented, "Local currency sales grew 2% in the second quarter, below what we were looking to accomplish, but within our guidance range. Another stellar quarter in China and Brazil was partially offset by worse results in Indonesia. Profitability was a highlight in the quarter with adjusted earnings per share coming in at the high-end of our range in local currency before a 1-cent drag from foreign exchange rates versus April guidance."

Goings continued, "Strategically, we continue to move forward with our business transformation plans in key markets and other than for the Beauticontrol wind down, have not changed our expectations with regard to local currency sales growth in the second half of 2017. We expect sales growth will come from solid execution of fundamentals, along with innovative digital strategies across the portfolio that will allow more of our businesses to leverage our strong aspirational brand and the earning opportunity for our 3.2 million global sales force.”

Second Quarter Executive Summary

•
Second quarter 2017 net sales were $572.9 million, up 1% in dollars and 2% in local currency. Emerging markets**, accounting for 69% of sales, achieved a 6% increase in dollars and local currency. The most significant contributions to the second quarter growth in local currency were in Brazil, China and Tupperware South Africa, partially offset by Indonesia. Established markets were down 7% in dollars and 6% in local currency, most significantly in France and at Beauticontrol.

•
GAAP net loss and diluted loss per share were $17.7 million and $0.34, respectively, versus $52.4 million in net income and $1.03 in diluted earnings per share in 2016. "Items" in the 2017 quarter include a pretax, non-cash purchase accounting goodwill impairment charge in Fuller Mexico of $62.9 million, or $1.22 per share, and pretax charges for restructuring actions of $32.6 million, or $0.46 per share, including for Beauticontrol. Adjusted, diluted earnings per share of $1.21 was 4% higher in dollars and 3% in local currency. This was 1-cent below the high-end of the April guidance range, and versus the April guidance, there was a 1-cent negative impact on earnings per share from net weaker foreign exchange rates on the diluted earnings per share comparison, while there was a 1-cent benefit versus the same period in 2016.

•	Total sales force of 3.2 million was up 3% versus the prior year. Average active sellers in the second quarter were down 7% compared with 2016.

Second Quarter Business Highlights

Europe: Segment sales were down 2% in dollars and local currency.

•	Emerging markets in Europe were up 16% in dollars (13% local currency), mainly from a significant increase in Tupperware South Africa, up 60% in dollars (41% local currency).

•	Established markets were down 11% in dollars (10% local currency), primarily in France, which was down 20% in dollars (19% in local currency).

Asia Pacific: Segment sales were down 6% in dollars and 4% in local currency.

•
Emerging markets in Asia Pacific were down 5% in dollars (3% local currency), reflecting sales in China, up 37% in dollars (43% local currency) on the strength of 61% more members and continued leveraging of the product portfolio and digital technologies. This was offset by a decrease of 38% in dollars (39% local currency) in Indonesia, reflecting weak underlying performance, a comparison against the only quarter last year that was up in local currency and a shift in the impact of slowness around the end of Ramadan from the third quarter in 2016 to the second quarter in 2017.

•
Segment's total sales force was 5% lower year-over-year, reflecting net removal of sales force members in Indonesia, as well as a negative 7 percentage point impact due to implementing requirements under government direct selling guidelines in India.

Tupperware North America: Both Mexico and the United States and Canada up in single digits growing segment sales 4% in dollars and 6% in local currency.

•	Tupperware United States and Canada sales were up 4% in dollars (5% local currency).

•	Tupperware Mexico sales were up 5% in dollars (7% local currency).

Beauty North America: Segment sales were down 17% in dollars and 15% in local currency.

•	Beauticontrol sales were down 28%.

•	Fuller Mexico sales were down 13% in dollars (11% local currency), although June comparisons much improved, reflecting merchandising initiatives and sales force contact strategies.

South America: Brazil continued to drive segment sales growth of 31% in dollars and 27% in local currency.

•
Brazil was up 32% in dollars (23% local currency), reflecting higher volume from a 20% advantage in total sellers in connection with strong sales force additions and onboarding, as well as effective merchandising and marketing campaigns.

•	Sales in Argentina were up 21% in dollars (36% local currency) mainly from price increases related to the highly inflationary environment.

•	Segment's sales force size was up 16%, and it had 12% more active sellers.

Restructuring Actions

Related to the Beauticontrol and other restructuring actions, the Company recorded $32.6 million pretax, or $0.46 per share of costs in the second quarter of 2017. In addition, it expects to record $40 to $45 million of pretax restructuring costs in the second half of 2017 and, including the 2017 amounts, a total of $100 to $110 million through 2018 or 2019, excluding related sales of excess fixed assets through which up to $35 million of proceeds are expected to be realized. The second half 2017 cash outflow related to the restructuring actions, including the wind-down of Beauticontrol, is expected to be about $25 million, and including this amount the total cash outflow in connection with the actions over time is expected to be $90 to $100 million before proceeds from the sale of fixed assets connected with the restructuring actions.
After being unsuccessful in finding a buyer for the business, the Company has decided to wind-down Beauticontrol’s operations over approximately the next 60 to 90 days. It expects a small amount of sales in the third quarter as on-hand inventory is sold through, compared with third and fourth quarter 2016 sales of $9.8 million and $11.5 million, respectively. The reduction in 2017 sales versus 2016 related to the Beauticontrol business is estimated to have a negative 1-percentage point impact on the full year, total company sales comparison. Beauticontrol lost $2.6 million in the first half of 2017 and $4.1 million in the second half of 2016.
Through its other restructuring actions, the Company plans through 2018 or 2019 to rationalize its supply chain and to adjust the cost base of several of its marketing units. The annualized benefit of these actions, once fully implemented, is expected to be in the $35 million range with a small amount of benefit in 2017 and about two-thirds of the annualized benefit to be realized in 2018.

2017 Outlook

Based on current business trends and foreign currency rates, the Company's third quarter and fiscal 2017 full year outlook is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		53 Weeks
	Sept. 30, 2017		Ended	Dec 30, 2017		Ended
	Low	High	Sept. 24, 2016	Low	High	Dec 31, 2016

USD Sales Growth vs Prior Year	2%	4%	—%	3%	4%	(3)%
GAAP EPS	$0.04	$0.09	$0.96	$1.99	$2.09	$4.41
GAAP Pre-Tax ROS	4.1%	4.6%	15.2%	7.8%	7.5%	13.6%

Local Currency+ Sales Growth vs Prior Year	1%	3%	2%	2%	3%	2%
EPS Excluding Items*	$0.91	$0.96	$0.87	$4.66	$4.76	$4.39
Pre-Tax ROS Excluding Items*	11.8%	12.2%	11.5%	14.1%	14.3%	13.4%

FX Impact on EPS Comparison (a)	$0.02	$0.02		$0.10	$0.10

(a)	Impact of changes in foreign currency versus prior year is updated monthly and posted at: Tupperware Brands Foreign Exchange Translation Impact Update.

Full Year 2017

•
Fiscal year 2017 includes 52 weeks, while 2016 had 53 weeks. The Company estimates this will have a negative 1 percentage point impact on the year-over-year sales comparison in 2017 versus 2016. The fourth quarter of 2016 had 14 weeks, while the fourth quarter of 2017 will have 13 weeks. In addition, the impact on the full year 2017 sales comparison from the decision to wind-down the Beauticontrol business is estimated to be 0.5 percentage points.

•	Tax rate estimated at 39.8% on a U.S. GAAP basis and 25.5% excluding items.

•	In its future earnings releases, along with exit costs incurred, the Company will include the results of Beauticontrol from August onward as an "item" in reporting its non-GAAP information.

•	Excludes Orlando land sales that may occur.

Segment Level

•
For the full year, sales are expected to be up 1 or 2% in dollars (down 1 or 2% local currency) in Europe; down 1 or 2% in dollars and local currency in Asia Pacific; up 8 or 9% in dollars (up 7 or 8% local currency) in Tupperware North America; down close to 20% in dollars and local currency in Beauty North America, including a 5% negative impact from winding down Beauticontrol; and up 22 or 23% in dollars (up 19 to 20% in local currency) in South America.

•
Segment profit return on sales, excluding items, is expected to be down about ½ point in dollars and about 1 point in local currency in Europe, to increase about ½ point in dollars and local currency in Asia Pacific, Tupperware North America and South America and to increase about 2 points in dollars and local currency in Beauty North America.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies established market units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as emerging market units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Second Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, July 26, 2017, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on www.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.2 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expects”, "target" or "will" are forward-looking statements.  These statements involve risks and uncertainties that include impairment and other charges related to purchase accounting goodwill and restructuring actions, recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty, personal care nutraceutical products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, certain asset retirement obligations, re-engineering including the exit of businesses and fixed asset impairment charges and pension settlements.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated. The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. The Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including the exit of businesses and upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment. Also, the Company excludes pension settlements, as well as the impact of changes in tax law on cumulative deferred taxes from items previously recorded as cumulative translation adjustments. The Company believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars. Due to volatility in changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period arising from the translation impact on sales and earnings from currency devaluations. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
SECOND QUARTER 2017 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q2 '16%	Restated+ Inc/(Dec) vs. Q2 '16%		Active Sales Force	Inc/(Dec) vs. Q2 '16%		Total Sales Force	Inc/(Dec) vs. Q2 '16%
Europe	(2)	(2)		97,101	(4)	g	818,286	10
Asia Pacific	(6)	(4)	c	196,784	(16)	h	1,062,045	(5)
TW North America	4	6		53,042	7		442,124	8
Beauty North America	(17)	(15)		181,744	(12)		371,220	(8)
South America	31	27		137,849	12		529,142	16
Total All Units	1	2	a	666,520	(7)		3,222,817	3

Emerging Market Units
Europe	16	13	b	69,793	1	g	629,208	17
Asia Pacific	(5)	(3)	c	169,622	(17)	h	954,702	(5)
TW North America	5	7		39,102	5		332,953	8
Beauty North America	(13)	(11)		165,850	(8)		321,782	(4)
South America	31	27	d	137,849	12		529,142	16
Total Emerging Market Units	6	6		582,216	(5)		2,767,787	5

Established Market Units
Europe	(11)	(10)		27,308	(14)	g	189,078	(7)
Asia Pacific	(6)	(6)	c	27,162	(16)	h	107,343	(8)
TW North America	4	5	e	13,940	13		109,171	7
Beauty North America	(28)	(28)	f	15,894	(35)		49,438	(27)
South America	—	—		—	—		—	—
Total Established Market Units	(7)	(6)		84,304	(16)		455,030	(7)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.

Notes
a The overall better local currency sales than active sellers comparison reflected 2pp related to unit mix and 7pp connected with improvement in productivity.
b The higher local currency sales than active sellers comparison for Europe emerging markets was driven by improved productivity in Tupperware South Africa and Turkey.
c The larger active sellers than local currency sales decrease in Asia Pacific in the emerging markets resulted from a shift in mix towards China that operates under the outlet model that leads to larger than average orders. In established markets a better sales than active sellers comparison came primarily from improved productivity from the Tupperware business in Australia and New Zealand.
d The better local currency sales than active sellers in South America came from Brazil’s point of sale offers driving an increase in average order size and inflationary price increases through the region.
e The more significant increase in active sellers than local currency sales in the Tupperware North America established markets reflected the strategy to engage the sales force as the unit works with business leaders under the new compensation plan in the United States. This led to a higher activity rate with lower order sizes.
f The worse active sellers to local currency sales comparison reflected improvement in productivity from higher share of more experienced sellers.
g The better total to active sellers comparison for Europe emerging markets, came from Tupperware South Africa’s high number of sales force additions that were not yet as active as the base sales force. For established market units, France and Germany had lower active to total sellers comparisons, due to a lack of engagement under the promotional programs used.
h The worse active than total sellers comparison in Asia Pacific was from Indonesia, partially related to Ramadan timing with an offset in the third quarter, but also less response to offers and programs. For established markets, Nutrimetics Australia and New Zealand had a lower active to total seller comparison related to a lower number of sales force managers to stimulate activity.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	Jul 1, 2017	Jun 25, 2016	Jul 1, 2017	Jun 25, 2016
Net sales	$572.9	$564.7	$1,127.7	$1,090.4
Cost of products sold	182.6	183.9	360.3	349.9
Gross margin	390.3	380.8	767.4	740.5

Delivery, sales and administrative expense	299.5	298.2	598.6	586.9
Re-engineering and impairment charges	32.6	1.9	34.9	3.0
Impairment of goodwill	62.9	—	62.9	—
Gains on disposal of assets	3.1	0.8	3.2	0.9
Operating income (loss)	(1.6)	81.5	74.2	151.5

Interest income	0.7	0.8	1.2	1.5
Interest expense	11.6	11.2	23.2	23.3
Other expense, net	0.2	0.9	0.7	1.3
Income (loss) before income taxes	(12.7)	70.2	51.5	128.4
Provision for income taxes	5.0	17.8	21.8	32.6
Net income (loss)	$(17.7)	$52.4	$29.7	$95.8

Net income (loss) per common share:
Basic earnings (loss) per share	$(0.35)	$1.04	$0.59	$1.90
Diluted earnings (loss) per share	$(0.34)	$1.03	$0.58	$1.89

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	Reported	Restated*	Foreign	26 Weeks Ended	26 Weeks Ended	Reported	Restated*	Foreign
	Jul 1, 2017	Jun 25, 2016%		%	Exchange	Jul 1, 2017	Jun 25, 2016%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$135.4	$138.4	(2)	(2)	$0.2	$284.9	$292.3	(3)	(2)	$(1.0)
Asia Pacific	183.5	194.3	(6)	(4)	(3.7)	360.8	365.9	(1)	—	(5.5)
TW North America	97.1	93.1	4	6	(1.1)	188.9	176.3	7	10	(4.1)
Beauty North America	44.7	53.4	(17)	(15)	(0.7)	84.2	102.3	(18)	(14)	(4.1)
South America	112.2	85.5	31	27	2.7	208.9	153.6	36	27	11.0
	$572.9	$564.7	1	2	$(2.6)	$1,127.7	$1,090.4	3	4	$(3.7)

Segment profit (loss):
Europe	$11.9	$14.6	(19)	(23)	$0.7	$31.8	$39.8	(20)	(23)	$1.4
Asia Pacific	46.2	46.7	(1)	—	(0.7)	86.2	83.6	3	5	(1.3)
TW North America	21.1	19.4	9	11	(0.3)	37.5	34.0	10	15	(1.4)
Beauty North America	(0.4)	1.4	—	—	—	(1.0)	(0.3)	—	(69)	(0.3)
South America	27.9	15.6	79	70	0.9	46.1	28.6	61	49	2.5
	106.7	97.7	9	9	0.6	200.6	185.7	8	8	0.9

Unallocated expenses	(16.1)	(16.0)	—	—	—	(32.5)	(33.4)	(3)	(3)	—
Gains on disposal of assets	3.1	0.8	+	+	—	3.2	0.9	+	+	—
Re-engineering and impairment charges	(32.6)	(1.9)	+	+	—	(34.9)	(3.0)	+	+	—
Impairment of goodwill	(62.9)	—	—	—	—	(62.9)	—	+	+	—
Interest expense, net	(10.9)	(10.4)	5	5	—	(22.0)	(21.8)	1	1	—
Income (loss) before taxes	(12.7)	70.2	—	—	0.6	51.5	128.4	(60)	(60)	0.9
Provision for income taxes	5.0	17.8	(72)	(72)	0.1	21.8	32.6	(33)	(34)	0.2
Net income (loss)	$(17.7)	$52.4	—	—	$0.5	$29.7	$95.8	(69)	(69)	$0.7

Net income (loss) per common share (diluted)	$(0.34)	$1.03	—	—	$0.01	$0.58	$1.89	(69)	(69)	$0.01

Weighted average number of diluted shares	51.4	50.7				51.2	50.6

* 2017 actual compared with 2016 translated at 2017 exchange rates
+ Greater than 100% increase

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Jul 01, 2017				13 Weeks Ended Jun 25, 2016
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit (loss):
Europe	$11.9	$0.5	g	$12.4	$14.6	$0.7	$—		$15.3
Asia Pacific	46.2	0.4	a	46.6	46.7	(0.7)	0.4	a	46.4
TW North America	21.1	—		21.1	19.4	(0.3)	0.6	b	19.7
Beauty North America	(0.4)	1.4	a	1.0	1.4	—	1.5	a	2.9
South America	27.9	1.6	a,c	29.5	15.6	0.9	3.7	a,c	20.2
	106.7	3.9		110.6	97.7	0.6	6.2		104.5

Unallocated expenses	(16.1)	—		(16.1)	(16.0)	—	0.2	b	(15.8)
Gains on disposal of assets	3.1	(3.1)	d	—	0.8	—	(0.8)	d	—
Re-engineering and impairment charges	(32.6)	32.6	e	—	(1.9)	—	1.9	e	—
Impairment of goodwill	(62.9)	62.9	h	—	—	—	—		—
Interest expense, net	(10.9)	—		(10.9)	(10.4)	—	—		(10.4)
Income (loss) before taxes	(12.7)	96.3		83.6	70.2	0.6	7.5		78.3
Provision for income taxes	5.0	16.1	f	21.1	17.8	0.1	1.2	f	19.1
Net income (loss)	$(17.7)	$80.2		$62.5	$52.4	$0.5	$6.3		$59.2

Net income (loss) per common share (diluted)	$(0.34)	$1.55		$1.21	$1.03	$0.01	$0.13		$1.17

	26 Weeks Ended Jul 01, 2017				26 Weeks Ended Jun 25, 2016
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit (loss):
Europe	$31.8	$1.2	b,g	$33.0	$39.8	$1.4	$—		$41.2
Asia Pacific	86.2	0.8	a	87.0	83.6	(1.3)	0.9	a	83.2
TW North America	37.5	0.1	b	37.6	34.0	(1.4)	0.6	b	33.2
Beauty North America	(1.0)	2.7	a	1.7	(0.3)	(0.3)	2.9	a	2.3
South America	46.1	2.1	a,c	48.2	28.6	2.5	4.0	a,c	35.1
	200.6	6.9		207.5	185.7	0.9	8.4		195.0

Unallocated expenses	(32.5)	—		(32.5)	(33.4)	—	0.2	b	(33.2)
Gains on disposal of assets	3.2	(3.2)	d	—	0.9	—	(0.9)	d	—
Re-engineering and impairment charges	(34.9)	34.9	e	—	(3.0)	—	3.0	e	—
Impairment of goodwill	(62.9)	62.9	h	—	—	—	—		—
Interest expense, net	(22.0)	—		(22.0)	(21.8)	—	—		(21.8)
Income before taxes	51.5	101.5		153.0	128.4	0.9	10.7		140.0
Provision for income taxes	21.8	17.1	f	38.9	32.6	0.2	1.9	f	34.7
Net income	$29.7	$84.4		$114.1	$95.8	$0.7	$8.8		$105.3

Net income per common share (diluted)	$0.58	$1.65		$2.23	$1.89	$0.01	$0.18		$2.08

* 2017 actual compared with 2016 translated at 2017 exchange rates.
a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, the Company had negative impacts of $1.4 million and $1.6 million in the second quarter and year-to-date periods of 2017, respectively, and $3.6 million and $3.8 million in the second quarter and year-to-date periods of 2016, respectively. These amounts related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
d Gains on disposal of assets in 2017 relates to an insurance settlement and transactions related to land held near the Orlando, FL headquarters, and in 2016 to transactions related to land held near the Orlando, FL headquarters.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.
f Provision for income taxes represents the net tax impact of adjusted amounts.
g Write off of inventory associated with closing of a warehouse in Europe.
h Impairment of goodwill of Fuller Mexico.
See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	26 Weeks Ended	26 Weeks Ended
	July 1, 2017	June 25, 2016
Operating Activities:
Net cash provided by operating activities	$14.0	$31.8

Investing Activities:
Capital expenditures	(32.0)	(25.3)
Proceeds from disposal of property, plant & equipment	5.3	2.3
Net cash used in investing activities	(26.7)	(23.0)

Financing Activities:
Dividend payments to shareholders	(69.3)	(69.4)
Repurchase of common stock	(0.6)	(0.8)
Repayment of long-term debt and capital lease obligations	(1.2)	(1.3)
Net change in short-term debt	60.1	58.2
Proceeds from exercise of stock options	9.9	0.4
Net cash used in financing activities	(1.1)	(12.9)

Effect of exchange rate changes on cash and cash equivalents	5.6	3.3
Net change in cash and cash equivalents	(8.2)	(0.8)
Cash and cash equivalents at beginning of year	93.2	79.8
Cash and cash equivalents at end of period	$85.0	$79.0

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Jul 1, 2017	Dec 31, 2016
Assets:
Cash and cash equivalents	$85.0	$93.2
Other current assets	524.5	452.1
Total current assets	609.5	545.3

Property, plant and equipment, net	268.3	259.8
Other assets	793.9	782.7
Total assets	$1,671.7	$1,587.8

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$173.2	$105.9
Accounts payable and other current liabilities	433.4	441.7
Total current liabilities	606.6	547.6

Long-term debt	605.3	606.0
Other liabilities	226.1	221.4
Total shareholders' equity	233.7	212.8
Total liabilities and shareholders' equity	$1,671.7	$1,587.8

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 26, 2017
(UNAUDITED)

	Third Quarter	Third Quarter
(In millions, except per share data)	2016 Actual	2017 Outlook
		Range
		Low	High
Income before income taxes	$79.3	$22.0	$25.4

Income tax	$30.5	$19.9	$20.8
Effective Rate	38%	90%	82%

Net Income (GAAP)	$48.8	$2.1	$4.6

% change from prior year		(96)%	(91)%

Adjustments(1):
Gains on disposal of assets	(24.2)	—	—
Re-engineering and pension settlements	2.4	37.2	37.2
Net impact of Venezuelan bolivar devaluations	0.3	1.8	1.8
Acquired intangible asset amortization	1.9	2.0	2.0
Income tax(2)	15.0	3.8	3.8
Net Income (adjusted)	$44.2	$46.9	$49.4

Exchange rate impact(3)	0.8	—	—
Net Income (adjusted and 2016 restated for currency changes)	$45.0	$46.9	$49.4

% change from prior year		4%	10%

Net income (GAAP) per common share (diluted)	$0.96	$0.04	$0.09

% change from prior year		(96)%	(91)%

Net Income (adjusted) per common share (diluted)	$0.87	$0.91	$0.96

Net Income (adjusted & restated) per common share (diluted)	$0.89	$0.91	$0.96

% change from prior year		2%	8%

Average number of diluted shares (millions)	50.8	51.5	51.5

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2016 actual and 2016 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 26, 2017
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2016 Actual	2017 Outlook
		Range
		Low	High
Income before income taxes	$301.3	$171.5	$178.7

Income tax	$77.7	$69.2	$71.1
Effective Rate	26%	40%	40%

Net Income (GAAP)	$223.6	$102.3	$107.6

% change from prior year		(54)%	(52)%

Adjustments(1):
Gains on disposal of assets	$(27.3)	$(3.2)	$(3.2)
Purchase accounting intangibles impairment	—	62.9	62.9
Re-engineering and pension settlements	11.0	78.7	78.7
Net impact of Venezuelan bolivar devaluations	4.3	3.4	3.4
Acquired intangible asset amortization	7.6	8.0	8.0
Income tax(2)	3.3	(12.7)	(12.7)
Net Income (adjusted)	$222.5	$239.4	$244.7

Exchange rate impact(3)	5.2	—	—
Net Income (adjusted and 2016 restated for currency changes)	$227.7	$239.4	$244.7

% change from prior year		5%	7%

Net income (GAAP) per common share (diluted)	$4.41	$1.99	$2.09

% change from prior year		(55)%	(53)%

Net Income (adjusted) per common share (diluted)	$4.39	$4.66	$4.76

Net Income (adjusted & restated) per common share (diluted)	$4.49	$4.66	$4.76

% change from prior year		4%	6%

Average number of diluted shares (millions)	50.7	51.4	51.4

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis, and in 2016 the benefit of a change in tax law related to an amount previously recorded in equity
(3) Difference between 2016 actual and 2016 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
July 1, 2017
Adjusted EBITDA:
Net income	$157.5
Add:
Depreciation and amortization	57.0
Gross interest expense	48.7
Provision for income taxes	66.9
Equity compensation	21.0
Pre-tax non-cash re-engineering and impairment charges	91.9
Deduct:
Gains on land sales, insurance recoveries, etc.	(29.6)
Total Adjusted EBITDA	$413.4

Consolidated total debt	$778.5
Divided by adjusted EBITDA	413.4
Debt to Adjusted EBITDA Ratio	1.88

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.